HALLIBURTON COMPANY
                                   EXHIBIT 11

                        COMPUTATION OF EARNINGS PER SHARE

     The calculation below for earnings per share of the $2.50 par value Common Stock of the Company on a primary and fully diluted basis for the three months ended March 31, 1996 and 1995, is submitted in accordance with Regulation S-K item 601 (b) (11).

                                                                Three Months
                                                               Ended March 31
                                                          -----------------------
                                                             1996         1995
                                                          ----------  -----------
Primary:                                               Millions of dollars except
                                                             per share data
  Net income                                              $     51.5   $     39.1

  Average number of common and common share
     equivalents outstanding                                   115.4        114.3

  Primary net income per share                            $     0.45   $     0.34

- ---------------------------------------------------------------------------------

Fully Diluted:
  Net income                                              $     51.5   $     39.1
  Add after-tax interest expense applicable to
     Zero Coupon Convertible Subordinated
      Debentures due 2006                                        0.0          3.4
                                                          ----------  -----------
   Adjusted net income                                    $     51.5   $     42.5

   Adjusted average number of shares outstanding               115.6        119.3

   Fully diluted earnings per share                       $     0.45  $      0.36

The foregoing computations do not reflect any significant potentially dilutive effect the Company's Preferred Stock Purchase Rights Plan could have in the event such Rights become exercisable and any shares of either Series A Junior Participating Preferred Stock or Common Stock of the Company are issued upon the exercise of such Rights.

                                       12